ICON Funds – 497

Exhibit 99.(a)

ICON Funds

INTERIM Fund Administration Servicing Agreement

THIS AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is made and entered into as of June 24, 2020 by and between ICON Funds, a Massachusetts business trust (hereinafter referred to as the “Trust”) and CCM Partners, LP, a limited partnership organized under the laws of the State of California dba Shelton Capital Management (hereinafter referred to as “CCM”).

WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a “Fund”);

WHEREAS, CCM is a limited partnership and, among other things, is in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust desires to retain CCM to act as Administrator for each Fund of the Trust until the Termination Date (as defined below) unless extended by written agreement of the parties, or until each Fund is reorganized into series of SCM Trust, whichever is sooner.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and CCM agree as follows:

1.	Appointment of Administrator

The Trust hereby appoints CCM as Administrator of the Trust on the terms and conditions set forth in this Agreement, and CCM hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.	Duties and Responsibilities Of CCM

CCM shall perform, render or make available certain services required for the administration of each Fund. Without limiting the generality of the foregoing, CCM shall have the following duties and responsibilities and perform the following services:

A.	General Fund Management. Act as liaison and maintaining relationships with Fund service providers and vendors to the Trust in conjunction and coordination with ICON Advisers, Inc (“ICON Advisers”), including the Custodian, Transfer Agent and Auditors.
B.	Board Matters

1. Assist ICON Advisers in preparing Board reports based on financial and administrative data; and

2. In coordination with ICON Advisers, recommend dividend declarations to the Board, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

C.	Blue Sky Compliance

1. Oversee preparation and filing with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares in all states; and

2. Coordinate with ICON Advisers to monitor status and maintain registrations in each state.

D.	Portfolio and Subchapter M Compliance. Consistent with CCM’s standard testing, reasonably monitor all Fund portfolios for SEC, IRS and registration statement compliance, and report to the board any material violations thereof. For the avoidance of doubt, the periodic monitoring by CCM is supplemental to and does not alter the portfolio compliance obligations of ICON Advisers as the sub-adviser and portfolio manager of the Funds.
E.	Expense Accruals. Calculate expense accruals necessary to meet the obligations of the Funds and effect payments in accordance with allocation procedures approved by the Board.
F.	SEC Reporting. Assist ICON Advisers with SEC reporting and registration statement updates.
3.	Compensation

The Trust, on behalf of each Fund, agrees to pay CCM for the performance of the duties listed in this Agreement the fees and out-of-pocket expenses as set forth in the attached Exhibit A. Notwithstanding anything to the contrary, amounts owed by the Trust to CCM shall only be paid out of the assets and property of the particular Fund involved, or in the case of a Trust level expense by the Trust, in accordance with the policies of the Trust, and in no case shall CCM be responsible for any third party costs or expenses.

These fees may be changed from time to time, subject to mutual written Agreement between the Trust and CCM.

The Trust agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

4.	Performance of Service; Limitation of Liability

A. CCM shall exercise reasonable care in the performance of its duties under this Agreement. CCM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond CCM’s control, except a loss arising out of or relating to CCM’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if CCM has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless CCM from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which CCM may sustain or incur or which may be asserted against CCM by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to CCM’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to CCM by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to CCM and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

CCM shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by CCM as a result of CCM’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, CCM shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond CCM’s control. CCM will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of CCM. CCM agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect CCM’s premises and operating capabilities at any time during regular business hours of CCM, upon reasonable notice to CCM.

Regardless of the above, CCM reserves the right to reprocess and correct administrative errors at its own expense.

B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C. CCM is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Agreement and Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. CCM further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, nor from the Trustees or any individual Trustee of the Trust.

5.	Proprietary and Confidential Information

CCM agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where CCM may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

6.	Term of Agreement

This Agreement shall become effective as of the date hereof and will continue in effect until August 31, 2020 (the “Termination Date”) unless terminated sooner by either party. This Agreement may be terminated by either party upon giving ten (10) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7.	Records

CCM shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. CCM agrees that all such records prepared or maintained by CCM relating to the services to be performed by CCM hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

8.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Colorado. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

9.	Duties in the Event Of Termination

In the event that, in connection with termination, a successor to any of CCM’s duties or responsibilities hereunder is designated by the Trust by written notice to CCM, CCM will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by CCM under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which CCM has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from CCM’s personnel in the establishment of books, records, and other data by such successor.

10.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower CCM to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

11.	Data Necessary to Perform Services

The Trust or its agent, which may be CCM, shall furnish to CCM the data necessary to perform the services described herein at times and in such form as mutually agreed upon if CCM is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve CCM of any of its obligations in such capacity.

12.	Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to CCM shall be sent to:

CCM Partners, LP
1875 Lawrence Street, Suite 300
Denver, CO 80202

and notice to the Trust shall be sent to:

ICON Funds

Attn: Craig Callahan

5299 DTC Blvd, Suite 1200

Greenwood Village, CO 80111

with a copy to:

Burns, Figa & Will

Attn: Theresa, M. Mehringer, Esq.

6400 Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

ICON FUNDS	CCM PARTNERS, LP
By:	By:

Exhibit A

Administration Fee Schedule

For combined assets of CIT & CIT II

less than $100 million*	0.10%
between $100 million* and $500 million*	0.08%
greater than $500 million*	0.06%

* Adjusted annually for inflation using the Consumer Price Index (rounded to the nearest $10 million) with a base year of 2004.

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